Exhibit 19.1

INSIDER TRADING POLICY1

I.BACKGROUND AND PURPOSE
Why have we adopted this policy?
This policy has been adopted to help you comply with the federal and state securities laws and the securities laws of other jurisdictions in respect of transactions in securities. Under the securities laws, it is generally illegal for any person to transact in the securities of Gibraltar Industries, Inc. (“Gibraltar” or the “Company”) or any company with which Gibraltar has business dealings while in the possession of material non-public information about Gibraltar or such company. It is also generally illegal for any such person to give material non-public information about Gibraltar or such company to others who then trade on the basis of that information.
The consequences of prohibited insider trading or the “tipping” of material non-public information can be severe for both individuals engaging in such behavior and for Gibraltar. Violators, as well as Gibraltar, its directors, executives, and the managers of the person violating the rules may be required to pay major civil or criminal penalties (including jail time) and could be subject to private lawsuits in connection with the violation of insider trading laws. Violation of the rules in this policy is grounds for disciplinary action by Gibraltar, including termination of employment. Trading on or tipping material non-public information can also result in disgorgement of all profits and the imposition of substantial fines, extending significantly beyond any profits made or losses avoided, both for you and Gibraltar.
This policy is intended to protect you and the Company from insider trading violations. However, the matters set forth in this policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading.
What is insider trading?
“Insider trading” occurs when any person engages in a Transaction with securities of Gibraltar or other companies on the basis of material non-public information, or from “tipping” (directly or indirectly passing on) material non-public information to others. “Tipping” also includes making recommendations or expressing opinions as to trading in any entity on the basis of such material non-public information. Securities include not only stock, but also include options, restricted stock units (“RSUs”), performance stock units (“PSUs”), warrants, bonds and notes and derivative securities that are not issued by a company, such as exchange-traded put or call options or swaps related to Gibraltar’s securities.
A “Transaction” includes broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts of securities, loans of securities, exercises of stock options or other convertible securities (whether cashless or otherwise), sales of stock acquired upon the exercise of options, trades made under an employee benefit plan such as a 401(k) plan and contributions to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.
What is material non-public information?
1 This Policy, dated March 20, 2023, supersedes any previous policy of Gibraltar Industries, Inc. concerning insider trading. In the event of any conflict or inconsistency between this policy and any other materials previously distributed by the Company, this policy shall govern.

Information is considered “MATERIAL” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to purchase, sell or hold a security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or activities.
Examples of material information may include (but are not limited to) facts concerning:
•Unpublished financial results, estimates and guidance, and changes in financial results, condition, or liquidity and confirmation of previously released estimates and guidance
•historical or forecasted revenues, earnings or other financial results;
•significant new products or services or other product developments;
•significant new contracts or partners or the loss of a significant contract or partner;
•risk exposure related to or a disruption in a company’s operations or loss, potential loss, breach or unauthorized access of its property or assets (such as ransomware, data breach or other cybersecurity incidents), including its facilities, data and information technology infrastructure;
•possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
•major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
•financings and other events involving a company’s securities (e.g., public or private sales by a company, its senior management or significant securityholders, calls of securities for redemption, share repurchase plans, stock splits, and changes to the rights of securityholders);
•acquisition of, refinancing or repayment of significant debts or defaults on debt;
•significant changes in financial condition or asset value or liquidity issues;
•layoffs, bankruptcy, corporate restructuring or receivership;
•changes in control of a company;
•changes in senior management and/or restructuring plans;
•changes in compensation policies;
•changes related to auditors or auditor notification that the issuer may no longer rely on an audit report;
•significant changes in corporate strategy; and
•changes in accounting methods and write-offs.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Material information is not restricted to information relating only to Gibraltar. Material information could be information relating to any other entity with which Gibraltar does business or is involved in a business relationship with, such as a supplier, customer, strategic partner or potential merger partner. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.
Information is “NON-PUBLIC” if it is not available to the general public. In order for information to be considered public, it must be generally available to the general public and widely disseminated through (i) company press releases, publicly accessible webcasts or conference calls or a public filing with the Securities and Exchange Commission, or (ii) publication in a widely available newspaper, news magazine or news website. Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated would not be considered public. In addition, a sufficient amount of time must pass so that the information has had an opportunity to be digested by the marketplace. As a general rule, information should not be considered fully absorbed by the marketplace until the completion of two (2) full trading days after the release of such information. When in doubt about whether information has been publicly disseminated, contact Section.16.Notifications@gibraltar1.com.
One helpful way to determine if you have material non-public information is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if the person knew what I know?” If the answer is “no,” chances are you possess material non-public information. A good general rule of thumb: WHEN IN DOUBT, DO NOT TRADE.
Who is covered under this policy?

If you fall under any of the categories below, you are subject to this policy:
•Members of the Board of Directors (“Directors”), officers, executives and employees of Gibraltar and its subsidiaries (including following termination of service as set forth in this policy);
•consultants and contractors of Gibraltar and its subsidiaries (including following termination of service as set forth in this policy);
•immediate family members of any of the above (e.g., spouse, domestic partner, parents, children and siblings);
•anyone who lives in the same household as any of the above;
•any persons or entities controlled by any of the above or for which investment decisions are directed or influenced by any of the above.
Who are the Compliance Officers under this policy?

Each of Gibraltar’s Chief Financial Officer, Treasurer and General Counsel administers this policy and serves as a Compliance Officer (a “Compliance Officer”). A Compliance Officer may also designate one or more individuals in the Legal and Finance departments who may perform the functions of a Compliance Officer. A Compliance Officer will review and either approve or prohibit all proposed trades covered by this policy according to the procedures set forth in this policy, except that with respect to any Compliance Officer, any proposed trades must be approved by another Compliance Officer. All determinations and interpretations by a Compliance Officer will be final and not subject to further review.
II.INSIDER TRADING POLICIES

OVERRIDING RULE: NO ONE CAN TRADE GIBRALTAR SECURITIES WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION, AND NO ONE CAN HELP OR ENCOURAGE ANYONE TO TRADE GIBRALTAR SECURITIES WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION.

No Trading on the Basis of Material Non-Public Information

If you possess material non-public information, you may not purchase or sell, including any offer to purchase or offer to sell, any of Gibraltar’s securities, during any period beginning with the date you received the material non-public information concerning Gibraltar, and ending at the close of business two (2) full trading days after the date of public disclosure of that information, or at such time when the nonpublic information is no longer material.
No Tipping

You may not tip material non-public information to any other person where the information may be used by such person to trade in the securities to which such information relates. You may not make recommendations or express opinions as to trading in Gibraltar’s securities. For example, you may not recommend that others buy or sell Gibraltar’s securities (or that they refrain from buying or selling), including through participation in any investment or stock-related group, message board or other similar medium.

No Margining or Pledging of Gibraltar Securities

You may not hold Gibraltar securities in margin accounts or pledge or otherwise create a security interest in such securities as collateral for a loan.
No Trading in Futures or Derivative Securities or other Hedging Transactions

You may not engage in hedging activities or transactions involving Gibraltar securities, including without limitation any purchase or sale of exchange traded options or other futures contracts, such as “puts” and “calls” or “collars,” equity or total return swaps, exchange funds or other derivative securities related to Gibraltar securities.

No Short Sales

You may not sell Gibraltar securities “short” (meaning any transaction in which you would benefit from a decline in the price of the securities).

No Trading on Information Regarding Other Companies

If you, in the course of working for Gibraltar, learn of material non-public information about a company with which Gibraltar does business, you may not trade in that company’s securities until the information becomes public or is no longer material. You should treat material non-public information about Gibraltar’s business associates with the same care required with respect to information related directly to Gibraltar.

Additional Restrictions

The Compliance Officers have the authority to impose additional restrictions on trading in Gibraltar securities at any time. In such event, the person imposing the additional restrictions will notify the affected individuals of the additional restrictions.

Confidentiality of Non-Public Information

Non-public information relating to Gibraltar is the property of Gibraltar and the unauthorized disclosure or improper use of such information is forbidden. You may not disclose material non-public information to other persons within Gibraltar whose jobs do not require them to have that information, or outside of Gibraltar to other persons, unless such disclosure is made in accordance with Gibraltar policies regarding the protection or unauthorized external disclosure of information regarding Gibraltar. Company confidential information will only be used for the benefit of Gibraltar and solely to the extent necessary to perform your job. Any other use – such as trading on such information for personal benefit/profit – is prohibited. In addition to violating this policy and/or other obligations regarding confidentiality, any unauthorized disclosures or improper use of such information may also violate Gibraltar’s agreements with third parties.

Post-Termination Transactions

If you terminate your employment or other relationship with Gibraltar during a closed window period, this policy continues in effect until the opening of the first window period after termination of employment or other relationship with Gibraltar. If you terminate employment or other relationship with Gibraltar during an open window period, Gibraltar’s window periods will no longer be applicable. Notwithstanding the foregoing, the pre-clearance requirements set forth in the section below entitled “Pre-Clearance of Directors, Officers, and Others” continue to apply to Restricted Persons for six months after the termination of their status as Restricted Persons.

Notwithstanding the foregoing, if you are in possession of material non-public information when your employment or other relationship with Gibraltar terminates, you may not trade in securities of Gibraltar or the applicable other company until that information has become public or is no longer material.

No Trading During Black-Out Periods

•Regular Black-Out Periods: All Directors, all officers (as such term is defined pursuant to Section 16 of the Securities Exchange Act of 1934), all employees of Gibraltar’s subsidiaries who report directly to Gibraltar’s Chief Executive Officer, all employees of the Corporate office, and all employees who receive equity awards (RSUs, PSUs, options, etc.) are prohibited from trading in any security of Gibraltar during the period beginning on the 15th day of the last month in any fiscal quarter of Gibraltar and ending two (2) full trading days after the public release of earnings data for such fiscal quarter (a “Regular Black-Out Period”). For example, if Gibraltar announces its prior fiscal quarter earnings on the afternoon of Thursday, October 23, then the Regular Black-Out Period will begin on September 15th and end at the close of business on Monday, October 27, and you would potentially be able to trade in the “open trading window” from Tuesday morning, October 28, until the Regular Black-Out Period resumes again before the end of the fiscal quarter. However, these “open trading windows” should not be considered a safe harbor, as you may otherwise be restricted from trading under this policy if you possess material non-public information.

•Special Black-Out Periods: A Compliance Officer may suspend trading in Gibraltar securities from time to time for some or all persons subject to this policy because of material developments known to Gibraltar or certain persons within Gibraltar and not yet disclosed to the public, as a Compliance Officer deems appropriate (a “Special Black-Out Period” and together with a Regular Black-Out Period, a “Black-Out Period”), and need not provide any reason for such suspension. A Compliance Officer will notify you if you are subject to a Special Black-Out Period.

Pre-Clearance of Trades of Restricted Persons

In addition to being subject to the Black-Out Periods described above, all Directors, all officers (as such term is defined pursuant to Section 16 of the Securities Exchange Act of 1934), and all employees of Gibraltar or its subsidiaries who report directly to Gibraltar’s Chief Executive Officer, all employees of the Corporate office (collectively, the “Restricted Persons”) are designated on a “Pre-Clear List” and are required to pre-clear ALL trades in Gibraltar securities with a Compliance Officer by submitting a Request for Pre-Clearance to Transact in Gibraltar Securities (Appendix I) at least three (3) trading days prior to trading (or such shorter period as is approved by a Compliance Officer), even during an open trading window.

Approval of trades for those on the Pre-Clear List is in the sole discretion of Gibraltar, and may be revoked at any time. If a transaction is approved, you must execute the transaction within two business days after the day you receive such approval, but in no event after the commencement of a Black-Out Period. If for any reason you do not complete the trade within two business days after you receive approval, you must obtain pre-clearance again before you can trade the securities. For example, if a Compliance Officer approves a trade on a Friday, then you will have until the end of the trading day the following Tuesday to complete your trade.

At the time of executing a trade in Gibraltar securities, you will be responsible for determining that you are not in possession of, and do not have access to, material non-public information, and for verifying that Gibraltar has not imposed any subsequent restriction on your ability to engage in trades.

III.EXCEPTIONS TO TRADING RESTRICTIONS

Company Incentive Plans

•Stock Option Exercises: This policy does not apply to (i) the cash exercise of a stock option acquired pursuant to Gibraltar’s incentive plans, and (ii) the net exercise of a stock option in which the optionee receives a net number of shares from Gibraltar that is equal to the number of shares exercised less the number of shares retained by Gibraltar to cover the exercise price of the shares provided that such net exercise does not occur while you are aware of material non-public information or during a Black-Out Period. However, the securities acquired as a result of cash option exercises or net option exercises may not be sold nor may you use a “broker assisted” cashless exercise or other transaction where shares are sold in the market to satisfy the exercise price while you are aware of material non-public information or during a Black-Out Period.

•Restricted Stock Units and Performance Stock Units: This policy does not apply to (i) the vesting or settlement of RSUs and PSUs for which you have no discretion to sell; (ii) the exercise of a tax withholding right pursuant to which you elect in advance to have Gibraltar withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs or PSUs; or (iii) a sell to cover transaction that is otherwise mandated by Gibraltar or under which you have previously elected in advance to have a broker sell vested RSUs or PSUs to cover any applicable tax withholding requirements (so long as such sell to cover election was made in an open trading window when you were not in possession of material non-public information in compliance with Rule 10b5-1). This policy does apply, however, to any sale or other transaction involving Gibraltar shares that you actually receive upon vesting and settlement of your RSUs or PSUs.

•401(k) Contributions: The purchase of Gibraltar securities pursuant to systematic contributions to Gibraltar's 401(k) retirement plan. However, the initial election of a participant to allocate 401(k) funds to the purchase of Gibraltar or any change in the amount of 401(k) funds allocated to the to the purchase of Gibraltar securities may not occur during a Black-Out Period, or when you are in possession of Material, Non-Public Information.

MSPP Contributions

The allocation of deferred salary or bonus to the acquisition of Gibraltar securities pursuant elections made by a participant under the Management Stock Purchase Plan (the “MSPP”). However, the initial election to allocate deferred salary or bonus to the acquisition, or any change in the portion of salary or bonus allocated to the acquisition of Gibraltar securities under the terms of the MSPP may not occur during a Black-Out Period, or when you are is in possession of material, nonpublic information.

10b5-1 Trading Plans

Transactions in Gibraltar’s securities that are executed pursuant to an approved trading plan established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), will not be subject to this policy. Rule 10b5-1 generally provides an affirmative defense from insider trading liability under the federal securities laws for securities trading plans that are entered into in good faith and only when you are not in possession of material non-public information.

A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess material non-public information. Therefore, you cannot enter into these plans at any time when in possession of material non-public information and cannot enter into these plans outside window periods. A 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when or whether the trades are made and must comply with all other applicable requirements of Rule 10b5-1, including, without limitation, requirements related to (i) minimum cooling off periods (between when the plan is entered into and when trading can commence under the plan), (ii) representations of directors and officers, (iii) good-faith requirements, (iv) prohibitions on multiple overlapping plans and (v) limitations on single-trade plans.

You may have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that complied with all of the applicable requirements of Rule 10b5-1, which are very complex. You should consult with your legal advisor before proceeding.

You must submit a request in writing for pre-clearance to the Compliance Officers of such person’s proposed 10b5-1 trading plan at least five business days in advance of the anticipated establishment of such plan. Gibraltar reserves the right to withhold pre-clearance of any 10b5-1 trading plan that Gibraltar determines is not consistent with the rules regarding such plans. Gibraltar may require that any 10b5-1 trading plan be made with a specific broker-dealer and using a plan document pre-approved by Gibraltar (subject to specific trading instructions provided by the person). Notwithstanding any pre-clearance of a 10b5-1 trading plan, Gibraltar assumes no liability for the consequences of any transaction made pursuant to such plan.

Modifications of a 10b5-1 trading plan should generally be avoided and carefully considered, when necessary. Any modification requires pre-approval by a Compliance Officer. A modification in the amount, price, or timing of a trade is considered a termination and entry into a new plan that must comply with the requirements of Rule 10b5-1, including a new cooling-off period.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction. For more information about 10b5-1 trading plans, please contact a Compliance Officer.

IV.INDIVIDUAL RESPONSIBILITY

You are individually responsible for complying with this policy and all applicable laws. You may, from time to time, have to forego a proposed transaction in Gibraltar’s securities even if you had planned to make the transaction before learning of any material non-public information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.

None of Gibraltar, the Compliance Officers or Gibraltar’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance of any potential trade or a trading plan. Notwithstanding any review of any pre-clearance of a transaction or any review of a trading plan, none of Gibraltar, the Compliance Officers or Gibraltar’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to your engagement in or adoption of such transaction or trading plan.

V.INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officers via email at: Section.16.Notifications@gibraltar1.com.

APPENDIX I
Request for Preclearance to Transact in Gibraltar Securities
This request is being submitted to the Compliance Officers via email to Section.16.Notifications@gibraltar1.com for the approval of a Compliance Officer in accordance with the requirements of Gibraltar Industries, Inc. Insider Trading Policy. The Insider Trading Policy requires preclearance of transactions in Company Securities by Restricted Persons (as defined in the Insider Trading Policy), subject to certain specified exceptions. The undersigned hereby requests preclearance for the transaction described below.

Details of Proposed Transaction:
1.Proposed date of transaction (must be within two (2) business days of the date preclearance is granted although preclearance may be revoked at any time by the Compliance Officers):

______________________________________________________________

2.Purchase, sale or gift of Company Securities or exercise and sale of vested stock options:

______________________________________________________________

3.Amount and description of Company Securities to be bought, sold (including in connection with an exercise and sale of vested stock options) or gifted:

______________________________________________________________

By signing below, I request preclearance with respect to the transaction described above with respect to securities of Gibraltar Industries, Inc. (the “Company”) currently in my possession or that will be in my possession prior to the date of the proposed trade following the exercise of vested stock options. I understand that if this request is approved by a Compliance Officer, I will have two (2) business days from the consent date below to conduct the transaction described above (or such lesser amount of time as may be determined by a Compliance Officer or as may exist before a Black-Out Period (as defined in the Insider Trading Policy) begins, if the transaction is one that may not be completed during a Black-Out Period).

By signing below, I confirm that I am not aware of material information relating to the Company which has not yet been made available to the public for at least two full business days and that I will not conduct the transaction if I become aware of material non-public information after receiving preclearance. I additionally acknowledge that I will complete and return the section of this form entitled “Confirmation of Transactions in Gibraltar Securities” to a Designated Officer once the transaction(s) approved below are complete.

Restricted Person Full Name: _______________________________________________________

Restricted Person Position Title: _____________________________________________________

Restricted Person Company Name: __________________________________________________

Restricted Person Signature: _______________________________________________________

Consent Date (to be completed by a Compliance Officer): ________________________________________

Compliance Officer

Name: ___________________________________
Title: ___________________________________
Gibraltar Industries, Inc.

Confirmation of Transactions in Gibraltar Securities

Date of Transaction	Purchase, Sale, Exercise or Gift	Number of Securities	Type of Securities	Price Per Share

I confirm that the data above summarizes the pre-approved transactions in Company Securities completely and accurately.

Restricted Person Full Name: ________________________________________________________

Restricted Person Signature: ________________________________________________________

Date:    ________________________________________________________